Exhibit 10.46

Otter Tail Ag Enterprises, LLC

24096 – 170th Avenue

Fergus Falls, Minnesota 56537

Midwest Minnesota Community Development Corporation waives compliance by Otter Tail Ag Enterprises, LLC with Section 5.01 of the Construction and Term Loan Agreement with Midwest Minnesota Community Development Corporation for the violations of those sections which existed at September 30, 2008. Midwest Minnesota Community Development Corporation will not call the loan or enforce the various remedies available to us under the terms and conditions of the Agreement prior to October 1, 2009 as a result of these specific violations. This waiver applies only to the violations of the Sections referenced above and does not waive compliance with any other provision of the Construction and Term Loan Agreement with Midwest Minnesota Community Development Corporation.

Midwest Minnesota Community
Development Corporation

		By:	s/s Julia Nelmark

Date:	12/9/08